Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. on Form S-8 to be filed on or about November 9, 2021 of our report dated October 12, 2021 on our audit of the consolidated financial statements and financial statement schedule as of July 31, 2021 and 2020 and for each of the years in the three-year period ended July 31, 2021 which report was included in the Annual Report on Form 10-K filed October 12, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

November 9, 2021